NGAS Resources, Inc.

FORM OF AMENDMENT TO LONG TERM INCENTIVE AGREEMENT

This AMENDMENT TO LONG TERM INCENTIVE AGREEMENT (the “Amendment”) is entered into as of December 23, 2010 between NGAS Resources, Inc., a British Columbia corporation (the “Company”), and_______________ , the _____________ of the Company (the “Executive”).

The parties entered into a Long-Term Incentive Agreement dated as of December 9, 2008 (the “Incentive Agreement”), providing for the Incentive Payout and Stock Option specified therein as an incentive to remain as an executive of the Company and its subsidiaries.  The parties desire to amend the Incentive Agreement as set forth below to ensure documentary compliance with Section 409A of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

1.     Section 2.2 of the Incentive Agreement is hereby amended and restated as follows to provide that payments shall be made in a single lump sum and no longer in periodic installments at the election of the Executive:

“2.2   Payment.  A vested Incentive Payout shall be payable by the Company in cash in a single lump sum the on the Initial Vesting Date, if applicable, and the Final Vesting Date in the amounts provided under Section 2.1.”

2.     The following new paragraph is hereby added after Section 7 of the Incentive Agreement:

“8.    Section 409A.  The intent of the parties is that payments and benefits under this Agreement (including all attachments, exhibits and annexes) comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), to the extent subject thereto.  Accordingly, to the maximum extent permitted, this Agreement shall be interpreted and be administered to be in compliance with Code Section 409A in all respects.  Notwithstanding anything to the contrary in this Agreement, to the extent required in order to avoid accelerated taxation and/or tax penalties under Code Section 409A, the Executive shall not be considered to have terminated employment with the Company or its subsidiaries for purposes of this Agreement, and no payment shall be due to the Executive under this Agreement, until the Executive would be considered to have incurred a “separation from service” from the Company and its subsidiaries within the meaning of Code Section 409A.  In addition, notwithstanding anything to the contrary in the Incentive Agreement, to the extent that any payments to be made upon the Executive’s separation from service would result in the imposition of any individual penalty tax imposed under Code Section 409A, the payment shall instead be made on the first business day after the earlier of (a) the date that is six (6) months following such separation from service and (b) the Executive’s death.”

3.     The Incentive Agreement, as expressly modified hereby, shall remain in full force and effect.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

NGAS RESOURCES, INC.

By

EXECUTIVE:

Long Term Incentive Agreement – Page 2